EXHIBIT 8.12(b)

AMENDMENT NUMBER 1

TO PARTICIPATION AGREEMENT

Among

OPPENHEIMER VARIABLE ACCOUNT FUNDS,

OPPENHEIMERFUNDS, INC.

and

KEMPER INVESTORS LIFE INSURANCE COMPANY

WHEREAS, Kemper Investors Life Insurance Company (the “Company”), Oppenheimer Variable Account Funds (the “Fund”) and OppenheimerFunds, Inc, (the “Adviser”) are parties to a Participation Agreement dated May 1, 2003 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement by revising the existing paragraphs 3.4, 3.5, and 3.6 and replacing them with the paragraphs 3.4, 3.5 and 3.6 attached hereto; and

WHEREAS, capitalized terms used but not defined herein, shall have the meaning given them in the Agreement; and

WHEREAS, all other terms of the Agreement shall remain in full force and effect;

NOW, THEREFORE, the parties agree to replace paragraphs 3.4, 3.5 and 3.6 to the Agreement with the paragraphs 3.4, 3.5 and 3.6 attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to the Agreement to be executed in its name and on its behalf by its duly authorized representative.

KEMPER INVESTORS LIFE INSURANCE COMPANY By its authorized officer	Oppenheimer Variable Account Funds
By its authorized officer

By:	Diane C. Davis	By:	/s/ Dina Lee

Title:	President and CEO	Title:	Asst. Secretary

Date:	4/20/2004	Date:	5/11/04

OppenheimerFunds, Inc.
By its authorized officer

By:	/s/ Christian Loftus
Title:	VP
Date:	5/14/04

3.4.      The Fund shall, at its expense, provide to Company a sufficient number of its current prospectuses for distribution; at the Company’s expense, to existing Contract owners of the Oppenheimer Variable Account Funds listed in Schedule 2 of the Agreement, as required by applicable laws and regulations. In lieu thereof, at the option of the Company, the Fund shall provide a copy of its current prospectus within a reasonable period of its filing date, and provide other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is supplemented or amended) to have the prospectus for the Contracts and the Fund’s prospectus printed together in one document. In such case, the Fund agrees to reimburse the Company for the cost of printing a sufficient number of prospectuses for distribution to existing Contract owners who hold shares of the Funds listed in Schedule 2 of the Agreement as of the Record Date for mailing prospectuses, in an amount equal to a pro rata portion of the cost of each printed document based on the ratio of the number of pages provided by the Fund to the total number of pages in such printed document. Distribution of the prospectuses shall be at Company’s expense. The Company shall bear the expenses of printing Fund prospectuses that are distributed to prospective purchasers of Variable Contracts of the Oppenheimer Variable Account Funds listed in Schedule 2 of the Agreement. If the Fund is not provided with the typeset form of the Fund’s prospectus prior to printing, the Company agrees to immediately correct, at the Company’s expense, any material errors in the final printed version of the prospectus to the extent the printed version varies from the document provided by the Fund.

3.5.      The Fund or the Adviser, at its expense, shall provide the Company with a sufficient number of the Fund’s proxy material, reports to shareholders, other information relating to the Fund necessary to prepare financial reports, and other communications to shareholders for distribution to Contract owners who hold shares of the Funds listed in Schedule 2 of the Agreement as of the Record Date for mailing prospectuses, at the Company’s expense. With respect to reports to shareholders, at the option of the Company, the Fund or Adviser shall provide a copy of its current report to shareholders within a reasonable period of its filing date, and provide other assistance as is reasonably necessary in order for the Company to have the report and other reports attributable to the Contracts printed together in one document. In such case, the Fund agrees to reimburse the Company for the cost of printing a sufficient number of reports to shareholders for distribution to existing Contract owners who hold shares of the Funds listed in Schedule 2 of the Agreement, in an amount equal to a pro rata portion of the cost of each document based on the ratio of the number of pages provided by the Fund to the total number of pages in such printed document. Distribution of the reports to shareholders shall be at Company’s expense. If the Fund is not provided with the typeset forms of such material prior to printing, the Company agrees to immediately correct, at the Company’s expense, any material errors in the final printed versions of such material to the extent the printed versions vary from the documents provided by the Fund.

3.6.      In the event a meeting of shareholders of the Fund (or any Portfolio) is called by the Trustees, the Company shall, if and to the extent required by law and so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners:

(i)	solicit voting instructions from Contract owners who hold shares of the Funds listed in Schedule 2 of the Agreement;

(ii)	vote the Portfolio(s) shares held in the Account in accordance with instructions received from Contract owners who hold shares of the Funds listed in Schedule 2 of the Agreement;

(iii)	vote Portfolio shares held in the Account for which no instructions have been received, as well as Portfolio shares held by the Company, in the same proportion as Portfolio(s) shares for which instructions have been received from Contract owners who hold shares of the Funds listed in Schedule 2 of the Agreement; and

(iv)	take responsibility for assuring that the Accounts calculate voting privileges in a manner consistent with other Participating Insurance Companies. The Fund and Adviser agree to assist the Company and the other Participating Insurance Companies in carrying out this responsibility.

The Company reserves the right to disregard voting instructions to the extent permitted by Rule 6e-2 or Rule 6e-3(T) under the 1940 Act or by applicable state insurance laws, or the Fund’s mixed and shared funding exemptive order. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. Participating Insurance Companies shall be responsible for assuring that each of their separate accounts participating in the Fund calculates voting privileges in a manner consistent with the provisions set forth above.

KEMPER INVESTORS LIFE INSURANCE COMPANY

By:	/s/ Diane C. Davis
Title:	President and CEO
Date:	4/20/2004

OPPENHEIMER VARIABLE ACCOUNT FUNDS

By:	/s/ Dina Lee

Dina Lee
Title:	Assistant Secretary

Date:	5/11/04

OPPENHEIMERFUNDS, INC.

By:	/s/ Christina Loftus
Christina Loftus
Title:	Vice President

Date:	5/14/04